EXHIBIT 99.1

Zynex Announces Acquisition of Kestrel Labs

Expanding Its Product Portfolio in Patient Monitoring

ENGLEWOOD, CO – December 23, 2021 / PRNewswire/ -- Zynex, Inc. (NASDAQ: ZYXI), an innovative medical technology company specializing in the manufacture and sale of noninvasive medical devices for pain management, rehabilitation, and patient monitoring, today announced it has acquired 100% of Kestrel Labs, Inc., a laser-based, noninvasive patient monitoring technology company. Kestrel Labs' laser-based products include the NiCO™ CO-Oximeter, a multi-parameter pulse oximeter, and HemeOx™, a total hemoglobin oximeter that enables continuous arterial blood monitoring. Both NiCO and HemeOx are yet to be presented to the FDA for market clearance.

The transaction closed on December 22, 2021 at an approximate value of $31.0 million, consisting of $16.0 million in cash which is being financed through Bank of America N.A. and approximately $15.0 million in Zynex common stock.

Kestrel Labs' proprietary NiCO CO-Oximeter laser-based photoplethysmography patient monitoring technology identifies, measures, and monitors four crucial species of hemoglobin, which include O2Hb (oxygenated hemoglobin), RHb (reduced hemoglobin), COHb (carboxyhemoglobin), and metHb (methemoglobin). In addition, Kestrel Labs' technology is designed to measure O2Hb regardless of skin pigmentation or COHb level, and with unprecedented accuracy. HemeOx measures total hemoglobin (tHb) and oxygen saturation, two critical parameters that typically require invasive arterial blood sampling for measurement. Total hemoglobin is a very commonly ordered blood test in healthcare, and HemeOx measures it with the continuous and noninvasive ease of a pulse oximeter at the patient bedside.

"I am very excited to add several laser-based pulse oximetry monitoring products to our portfolio of noninvasive blood, fluid, and sepsis monitors," said Thomas Sandgaard, Founder, Chairman, and CEO of Zynex. "We will begin integrating Kestrel Labs' two main products into our existing monitoring portfolio and seek regulatory clearance. Kestrel Labs' laser-based technology allows it to measure distinct parameters, including for the first time the ability to distinguish between hemoglobin bound to carbon monoxide (COHb) rather than to oxygen, which would lead to better quality of care."

"Our proprietary laser-based technology will complement Zynex's current patient monitoring portfolio," said Jonas Pologe, Co-Founder and former CEO of Kestrel Labs. "We are thrilled about the potential synergies and believe the combination of our technologies will advance the future of patient monitoring. Zynex's proven ability to commercialize products and grow profitably, combined with Zynex Monitoring Solutions' portfolio of hospital monitoring products, create a clear road map for success."

About Zynex, Inc.

Zynex, founded in 1996, markets and sells its own design of electrotherapy medical devices used for pain management and rehabilitation as well as developing noninvasive patient fluid and sepsis monitoring systems. For additional information, please visit: www.zynex.com.

About Kestrel Labs:

Kestrel Labs, Inc. is a medical device company focused on the research, development, and commercialization of valuable, new, and innovative medical technologies. Kestrel Labs' work focuses on extending photoplethysmography (the science behind pulse oximetry) to the measurement of additional blood analytes and hemodynamic parameters. This noninvasive and continuous medical monitoring technique holds the promise of a new generation of monitoring devices, helping to bring central laboratory analyzer functionality and accuracy to the point-of-care, whether it be the hospital bedside, a physician's office, or settings outside the conventional healthcare environment. Please visit Kestrel Labs, Inc. on the web at www.KestrelLabs.com.

Safe Harbor Statement

This release contains forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore you should not rely on any of these forward looking statements. The Company makes no express or implied representation or warranty as to the completeness of forward-looking statements or, in the case of projections, as to their attainability or the accuracy and completeness of the assumptions from which they are derived. Factors that could cause actual results to materially differ from forward-looking statements include, but are not limited to, the need to obtain CE marking of new products, the acceptance of new products as well as existing products by doctors and hospitals, larger competitors with greater financial resources, the need to keep pace with technological changes, our dependence on the reimbursement for our products from health insurance companies, our dependence on third party manufacturers to produce our products on time and to our specifications, implementation of our sales strategy including a strong direct sales force, the impact of COVID-19 on the global economy and other risks described in our filings with the Securities and Exchange Commission including but not limited to, our Annual Report on Form 10-K for the year ended December 31, 2020 as well as our quarterly reports on Form 10-Q and current reports on Form 8-K.

Any forward-looking statement made by us in this release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Contact: Zynex (800) 495-6670

Investor Relations Contact:

Gilmartin Group

Investor Relations Counsel

ir@zynex.com